Exhibit 99.1

11 - 07 - 2024

Air Lease Corporation
Q3 2024 Earnings Conference Call

TOTAL PAGES: 18

Air Lease Corporation
Q3 2024 Earnings Conference Call

CORPORATE SPEAKERS:
Jason Arnold
Air Lease Corporation; Head of Investor Relations
John Plueger
Air Lease Corporation; Chief Executive Officer and President
Steven Udvar-Házy
Air Lease Corporation; Executive Chairman
Gregory Willis
Air Lease Corporation; Executive Vice President and Chief Financial Officer

PARTICIPANTS:
Jamie Baker
JPMorgan; Analyst
Terry Ma
Barclays; Analyst
Hillary Cacanando
Deutsche Bank; Analyst
Moshe Orenbuch
TD Cowen; Analyst
Stephen Trent
Citi; Analyst
Ronald Epstein
Bank of America; Analyst

PRESENTATION:

Operator: Good afternoon. (Operator Instructions) At this time, I would like to welcome everyone to the Air Lease Corporation second quarter Earnings Conference Call. (Operator Instructions) I will now turn the call over to Mr. Jason Arnold, Head of Investor Relations. Mr. Arnold, you may begin your conference.

Jason Arnold: Thanks, Audra. And good afternoon, everyone. Welcome to Air Lease Corporation's third quarter 2024 earnings call.

This is Jason Arnold. I'm joined today by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today we published our third quarter 2024 results.

A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com.

This conference call is being webcast and recorded today Thursday November 7, 2024, and the webcast will be available for replay on our website.

At this time, all participants to this call are in listen-only mode.

Before we begin, please note that certain statements in this conference call including certain answers to your questions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

This includes without limitation statements regarding the state of the airline industry, the impact of aircraft and engine delivery delays in manufacturing flaws including as a result of the Boeing labor strike, our aircraft sales pipeline and our future operations and performance.

These statements and any projections as to our future performance represent management's current estimates and speak only as of today's date.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations.

Please refer to our filings with the SEC for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, we may discuss certain financial measures such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity, which are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today.

This release can be found both in the Investors and press section of our site at www.airleasecorp.com.

Additionally, given ongoing litigation, I'd like to ask everyone to not ask any questions about our Russia fleet insurance claims.

As a reminder, unauthorized recording of this conference call is not permitted.

I'd now like to turn the call over to our Chief Executive Officer and President, John Plueger. John?

John Plueger: Thank you, Jason.

Well good afternoon, everyone, and thanks for joining our call today.

During the third quarter, Air Lease generated revenues of $690 million, and we generated $0.82 in diluted earnings per share. The results benefited from the continued expansion of our fleet, partially offset by lower end of lease revenue as compared to the prior year.

We purchased 20 new aircraft from our orderbook during the quarter, adding $1.9 billion in flight equipment to our balance sheet and sold nine aircraft for approximately $340 million in sales proceeds. The weighted average age of our fleet declined slightly quarter-over-quarter to 4.6 years, while weighted average lease term remaining extended slightly to 7.1 years. Our fleet utilization rate remains exceptionally strong at 100%.

Our $1.9 billion in orderbook deliveries came in very close to the $2 billion we told you to expect for the third quarter as our outlook reflected anticipated impact from OEM delays including the Boeing strike. Despite the strike, this was a record quarter for ALC by CapEx for new aircraft deliveries. We're pleased that the strike is now over and Boeing can move forward. I do want to just remind you that it will take some time for Boeing to restart the MAX production lines and return to prior build rates. Deliveries of 787s are ongoing, and in fact, we took delivery of four of them, one -9 and three -10s during the quarter.

We currently expect to receive approximately $900 million of deliveries in the fourth quarter of this year. Assuming so, it would mean approximately $4.6 billion of deliveries for the full year 2024, so within the $4.5 billion to $5.5 billion range we guided you at the beginning of the year and in fact, very sizable relative to the $26 billion fleet we had at the end of 2023. As for our outlook for 2025, we'll have more detail for you here when we report our fourth quarter results in February.

With our expected deliveries, our forward orderbook is fully placed through 2026. Our young current fleet, combined with our sizable orderbook of new aircraft delivering through 2029 remain a key source of strength for Air Lease, given Boeing and Airbus are largely sold out through the rest of this decade and the challenges limiting new aircraft production. As a product of this environment, airline demand continues to meaningfully outpace supply. And as a result, we are continuing to place aircraft at strong lease rates compared to the prior several years. As noted in the past, deliveries in 2025 will be at higher lease factors than those we received during 2024 as we move beyond the impact of placements made during the pandemic. We expect aircraft supply constraints –to persist for at least the next three to four years, and are remaining very tactical with our remaining placements in order to maximize lease rates and optimize customer mix.

Robust commercial aircraft demand also continues to benefit our aircraft sales activity. Our sales pipeline remains very strong at $1.5 billion. We expect approximately $400 million of sales for the fourth quarter, which should result in about $1.5 billion of sales for the full year, again within our guidance range we provided. It is important to reiterate the fact that sales timing can be difficult to predict given the various moving parts, and gains percentages will vary by the timing of individual aircraft that close within sales packages. And in that regard, you can see the gain on sale margin this quarter was meaningfully higher relative to the prior quarter.

As we noted earlier this year, lease extension activity remains very high, and our 2024 lease maturities are limited in number. The result this year has been lower end of lease revenue as compared to the prior year, which, while in the short-term impacts revenues, the longer-term benefits of reduced time off lease, no reconfiguration expenses, lower transition-related costs and strong current lease rates on extensions are highly positive contributors to the economic returns on these assets. The higher lease rates on lease extensions further bolsters the gains realized when we sell those aircraft, which is typically not significantly longer after the lease extension is signed, given our fleet focus of holding our aircraft for the first a third of their economic lives. Even though our lease maturities will be noticeably higher in 2025, we would not expect a dramatic rebound in end of lease revenue, as most of these leases are expected to be extended with their current airline customers.

One very brief comment I'd like to just add on our management business. We're pleased with our management business strategy, and we continue to look at opportunities to expand that business over time.

Looking ahead to 2025 and beyond, we remain very optimistic about the performance of our business. Fed rate cuts continue as you saw earlier today, which we expect to benefit financing costs as the yield curves continue to normalize. As we've told you in the past, despite the lag time to fully impact our overall lease margins, we remain enthused by the lease rates we are signing on new aircraft and on lease extensions, in addition to recognition of solid gains on sale, all benefiting meaningfully from the continued commercial aircraft supply-demand imbalance, which we do not expect to resolve for multiple years into the future. We believe our young existing $28 billion fleet combined with our $18 billion orderbook of new technology and fuel-efficient aircraft positions, all acquired with significant volume and launch customer discounts, positions us well for the future.

I'd like to turn the call now over to Steve Hazy.

Steve?

Steven Udvar-Hazy: Thank you very much, John.

Our team, as well as John and myself, continue to travel the globe extensively to meet with current and potential new airline customers and we come away from these conversations very enthused by the steady and solid demand for the new commercial aircraft comprising of our fleet and our forward orderbook. Long-term drivers of this demand remains strong, which, as John mentioned, are supporting very attractive and improving lease rates on our new aircraft placements. Customer requests for additional aircraft meanwhile are consistently high in volume as well, all the way out to 2029. In addition to typically being the highest demand segment of the market, Air Lease's new aircraft focus also meaningfully limits impairment risk of our business,while our cautious approach towards credit has limited exposure to some of the riskier airlines, including a few of the more challenged LCCs and ULCCs., We're excited about the value proposition of our fleet and our orderbook in this strong demand environment. Our new aircraft are directly purchased from the OEMs at significant volume discounts, providing us meaningful embedded value in these assets and boosting our lease yields. Our orders were placed well prior to the run-up in aircraft demand, further bolstering values in the current market.

Underpinning aircraft demand is continued overall strength in passenger traffic, as seen in global air traffic volumes, which rose about 7% year-over-year according to the latest IATA data report. Total international volume was up about 9%, with most markets continuing to rise at double-digit or near double-digit rates. Asia Pacific traffic remains the strongest growing market, expanding 19% year-over-year. We continue to expect Asia Pacific international travel growth to remain one of the strongest globally as international traffic in the region gave further momentum. International traffic in Latin America, Africa and Europe also remained robust. Domestic traffic is still very healthy in terms of growth at 4% year-over-year, with China, Brazil and India among the leaders in domestic market growth. Passenger load factors also continued to expand with many markets achieving new record levels in the mid-80% and higher ranges.

Airlines want and need our new technology aircraft. New aircraft provide a 20% to 25% lower fuel burn relative to the prior generation of aircraft, while elevated environmental focus incentivizes the airlines to operate the most fuel-efficient aircraft. Brand new aircraft are the only direct means of reducing emissions for an airline and some airport landing fees, such as those at London Heathrow and others in Europe are assessed partly on emissions of the aircraft type in operation. Unlike some of the exotic ideas for reducing emissions, most of which is unlikely to have a real-world applications or impact for years, if not decades into the future, new aircraft are the only direct means of addressing the environmental issue today. For example, SAF is a great idea, but it has a very long way to go before it is available to any degree in volume to make it a meaningful impact on the industry. Alternative aircraft and engine designs are decades away from implementation and certification. Electric powered aircraft are currently not feasible given technology and weight challenges which makes them unpalatable for commercial airline operations for 99% of passenger routes in the world. Not to mention the fact that in most countries in the world, the electricity required to charge these aircraft batteries would likely come from more traditional high emission sources of energy. You've heard us with this consistent messaging for many years now.

I'm often asked at forums if there's anything else that could be done to improve aircraft efficiency in the interim prior to further dramatic technological advances. The answer is absolutely yes, but the solution does not have anything to do with the aircraft engines, fuel type or the airlines themselves. There's one highly resolvable and visible issue that's sitting right under the noses of aviation regulatory bodies and governments globally, and that is air traffic control and flow optimization. A recent analysis conducted by EUROCONTROL suggested that the average departure delay is now up to 18 minutes, while arrival delays are averaging 16 minutes in Europe. These are totally attributable to ATC matters, not weather or other operational considerations. Much of this time, aircraft and engines are running, wasting fuel, money and engine life, and creating unnecessary emissions and higher operating costs, not to mention the inconvenience to the passengers. As far as the improvement opportunities go, this should be the primary focus for governments and regulatory bodies for reducing aviation emissions as it is fully under their control. This is low-hanging fruit. If the planned flight time is around 1.5 to two hours on average in Europe, the savings potential across the board could be very meaningful. While the industry should focus on pushing the envelope on new ideas and technologies for the longer term, airlines right now can primarily focus on operating the most economical aircraft, like those in ALC's fleet and orderbook, while secondarily pushing on the institutions that can influence improvement in the global air traffic control system for these meaningful incremental benefits.

To wrap up my comments, I'd like to reiterate our strong confidence in the long-term strength of our business. We look forward to continued normalization of the yield curve and to the sizable deliveries remaining from our forward orderbook, which we expect to further bolster asset yields and drive profit margin growth for Air Lease. Both of these should benefit our return on equity and earnings growth profile in the future, reflective of our performance and the outlook for positioning of our business. I'm also pleased to report today that this week, our Board of Directors approved an increase in our quarterly cash dividend distribution by roughly 5% to $0.22 per share per quarter, commencing and payable in early January 2025.

I'd now like to turn over the call to our CFO, Greg Willis, for his comments on our results.

Gregory Willis: Thank you, Steve. And good afternoon, everyone.

During the third quarter, Air Lease generated total revenues of $690 million, which is comprised of approximately $625 million of rental revenues and $65 million from aircraft sales, trading and other activities.

Total revenues rose by approximately 5% as compared to the prior year's quarter, benefiting from the growth of our fleet, partially offset by lower end of lease revenue.

Our portfolio yield, net of end of lease revenue, maintenance reserve revenue and lease cost amortization, remained relatively flat as compared to the second quarter.

During the third quarter, we recognized a $12 million decrease in end of lease revenue as compared to the prior year period. As we've discussed previously, we've had very limited lease expirations in 2024, and most leases scheduled to expire were extended as a product of the strong demand environment that we are currently experiencing, resulting in very limited end of lease revenue recognized in the period. As John touched upon earlier, our strong lease extensions are supportive of our overall portfolio yield and add to the contracted cash flows, further enhancing the value of these aircraft.

Sales proceeds for the second quarter totaled approximately $340 million for the sale of nine aircraft. These sales generated $42 million in gains, representing roughly a 14% gain on sale margin. As we have said in the past, gain on sales margins will vary from quarter-to-quarter based upon the mix of aircraft sold and market conditions. Based on our sales pipeline, we continue to expect to see healthy gain on sale margins towards the upper end of our historical range of 8% to 10%. These gains continue to reflect the significant value embedded in our fleet, which is carried on the balance sheet at historical cost, net of depreciation.

Moving on to expenses, interest expense rose by roughly $42 million year-over-year, driven by a 54 basis point increase in our composite cost of funds to 4.21% at quarter end. Increased financing costs was the primary contributor to the year-over-year increase in expenses. This increase was partially due to us approaching our fixed / floating rate debt target of 80% through the utilization of floating rate bank debt which is, as we said in the past, prepayable. In the future, as we term out these financings in the bond market, we expect to recognize a benefit in our composite cost of funds. We do continue to significantly benefit from our largely fixed rate capital structure, which has helped to moderate the impact of the interest rate environment witnessed over the last couple of years, with 81% of our financing carrying fixed rates at quarter end. Clearly, further reductions in the Fed funds rate will also benefit our financing costs, and we look forward to the benefits of a further yield normalization on our business, which should be supportive to our return on equity.

Depreciation expense continues to track the growth of our fleet, SG&A expense rose slightly relative to the prior year, however, as a percentage of revenue, it declined slightly relative to the prior year's quarter to 6.4% of revenue, as well as being down as a percentage of revenue on a year-to-date basis.

Moving on to financing activities for the quarter. In mid-September, we issued $300 million of Series D 6% preferred stock. Subsequent to quarter end in mid-October, we used the majority of these proceeds to redeem our outstanding $250 million Series A preferred stock, which had a reset to a floating rate instrument earlier this year. We were very pleased to redeem our Series A issuance, which on an annualized basis after the reset date carried at cost of approximately 9%. I'd like to add the 6% rate on the Series D issuance actually priced slightly inside of the original Series A that we completed five years ago in a much different financing environment.

Our debt-to-equity ratio at the end of the third quarter was 2.63x on a GAAP basis, which net of cash on the balance sheet is approximately 2.57x, both were down relative to the prior quarter driven by the timing of the Series A redemption taking place in October. We will continue to prioritize the use of proceeds from the sale of aircraft to pay down debt, with the goal of reaching our long-term debt-to-equity target over the medium term. Our strong liquidity position of $7.5 billion, $30 billion of unencumbered assets and $30 billion of contracted rentals remain key pillars to the strength of our business.

In conclusion, we continue to see significant value in our fleet and orderbook as a product of the ongoing OEM challenges and strong airline customer demand. This environment is supportive of attractive lease rates, all while we are placing and extending a meaningful number of airplanes. Echoing Steve and John's commentary, a further normalization of the interest rate environment at the front end of the yield curve should also benefit our return profile of the business.

With that, I'll turn the call back over to Jason for the question and answer session.

Jason Arnold: Thanks, Greg. This concludes our prepared commentary and remarks. For a quick Q&A session, we ask that each participant limit their time to one question and one follow-up.

Operator, please open the line for the Q&A session.

Operator: (Operator Instructions) We'll take our first question from Jamie Baker at JPMorgan.

Jamie Baker: John and Steve, just thinking back to Farnborough.One interesting conversation that Mark and I had with one of the OEMs was -- I mean the idea of being thrown around was that maybe, and I emphasize maybe, the OEMs have given too much business to all the various lessors around the world and once production eventually begins to ramp up. Perhaps the OEMs will concentrate their efforts on just the largest platforms out there. Obviously Air Lease would make that cut. But as you think about the interplay between the OEMs and some of the smaller platforms. I mean do you think anything changes between now and, I don't know the end of the decade?

Steven Udvar-Hazy: That's a really good question, Jamie, because.

As you recall during the time when John Leahy led the global aircraft sales and marketing activity at Airbus, it was very, very focused on expanding the number of customers, both airlines and lessors. And he was also very focused on gaining market share vis-a-vis Boeing, particularly in the single-aisle area.

So consequently, Airbus, there's a lot of selling at the end of the previous decade, leading all the way up to the pandemic and expanded their customer base of lessors by more than double of where it was I'd say 10 years ago.

At the same time, of course they brought in a lot of customers, and in fact, we placed a lot of 737 operators with Airbus A320 family aircraft.

However now with the huge demand from the airlines resulting from traffic growth and the fact that we have the stagnation during the pandemic, I think both OEMs are now focused on quality with lessors rather than quantity.

I think they're meaningfully looking at the placement capability of the lessors to airlines and to broadening the market base for their products, not just a quantitative increase in selling to lessors.

So we're seeing this trend, and we believe it's very, very beneficial to Air Lease.

Since we're the only lessor that has launched a whole range of both Airbus and Boeing airplanes as the first customer.

Secondly, we have brought a lot of new airline customers to both Boeing and Airbus that theretofore did not operate those types of aircraft.

Jamie Baker: Steve, I appreciate that.

Then second, and admittedly, I sort of come from a U.S. airline perspective or bias.

But I've often thought about sale leasebacks as more of a, I don't know reserved for times of strain.

I'm thinking back to the Southwest deals that they had to do when fuel prices collapsed, Delta during Covid, that sort of thing.

But it's increasingly -- it seems to be part of the regular way of doing business.

Obviously Frontier heavily dependent on sale leasebacks, Southwest leaning into it. Just curious how you're thinking about that broader sale leaseback market and it relates to Air Lease. Thanks in advance.

John Plueger: Yes.

I'll take that one. Thanks, Jamie.

Look, it's a reasonable question.

I don't think there is going to be that much departure from kind of your historical view.

In that, we're now in a period where airlines that have ordered a lot of aircraft are taking deliveries.

At the same time, there have been some profit warnings from a few of the airlines around the world, which, by the way we don't see in terms of demand to us at all.

But with that, I do expect that the airlines will look to sale leaseback financing because they have more to finance. There's just more to get done.

So that's really of no surprise.

At the same time, we're constantly asked for more aircraft from all of our customers globally.

So my point here is that need for them to finance larger numbers of aircraft is not impacting our orderbook business at all.

The demand remains very, very strong.

Steven Udvar-Hazy: Just to add a couple of observations to what John just said.

If you look back over the last five or six years, Jamie, and you look at those airlines that grew the fastest and they were low cost and ULCC carriers like Wizz Air and easyJet and airlines in the U.S. like Frontier and Spirit relied almost totally on sale leaseback transactions.

One of the attractions was that these airlines order large quantities of aircraft and volume, and then they sell those assets at delivery at a higher price.

So they actually have a cash gain.

IndiGo in India is probably the best example of that. A big part of IndiGo's balance sheet was the gains that they were able to generate through the sale leasebacks right upfront in terms of cash.

Now yes, they have to amortize that gain over the life of a lease, but liquidity benefits to these airlines from sale leasebacks significantly added to their growth.

Some of the carriers like Frontier and Spirit almost every one of their airplanes is leased, they have very few owned aircraft, same thing with Wizz Air in Europe.

So it was an interesting trend.

And as John said, with the insatiable appetite for aircraft and capital, airlines will continue to use the sale leaseback methodology as a powerful tool.

Operator: We'll move next to Terry Ma at Barclays.

Terry Ma: So your profit margin this quarter was right in line with your guide of flattish for the year.

But I'm thinking as we kind of look forward and think intermediate and long term, is there a normalized or through the cycle profit margin we should be thinking about?

And kind of what are the drivers and timeframe of kind of getting there?

Gregory Willis: Thanks, Terry.

We haven't given a guide for 2025 yet. There are some things that are working on the positive side, which I'll go through shortly.

I mean very clearly, we have the delivery of airplanes in our orderbook, which have great leases on them.

We have the extension or the lease expiry opportunity where we have a significant amount of airplanes that are coming up for renewals, which we think a lot of them will stay with the existing customers.

And we think we're able to use that as an opportunity to increase lease rates there as well.

We have a great pipeline of aircraft sales with very healthy valuations on those as well.

And the last piece of the puzzle really is with interest rates.

We have 80% of our debt fixed.

We're benefiting from the 75 basis points in Fed cuts so far this year, which should help.

But if you look at our debt book of $20 billion and you say -- call it, 20% of it being floating at almost $3.8 billion, 75 basis points on that.

We'll save us roughly $28 million, $29 million annually.

So I think those are all very positive things.

We do have some refinancings to do.

But today's long-term financing rates are a lot lower than they were 18 months ago.

So I think there's benefits on the financing side as well to take out some of that floating rate bank debt that we put on as well.

So I think those are all positives and we'll hold off on giving further guide on where long-term margins should be.

But over time, we'd like to see them continue to improve.

Terry Ma: Got it. That's helpful. And maybe as a follow-up, if I ask this a different way.

If I look at your profit margins pre-pandemic in 2019, they were in excess of 30%, 35%. Has anything structurally changed in the industry or your business, whether it's geographical mix or anything else that would kind of prevent you from getting back there?

Gregory Willis: No. I don't think so.

I think we're having to work through some Covid-era restructurings, Covid-era lease placements that we're working through.

But over time, we're continuing to push yields higher.

I think the thing that we have working for us is we have a great demand environment, right?

We have a huge demand for airplanes.

There's a scarcity due to supply-demand imbalance with what's going on with the OEMs, creating a ton of value for the airplanes that we have in our fleet plus on order.

So I think all of those things are positive.

I think it just takes time to work our way through some of those Covid-era deals I mentioned earlier.

Operator: We'll move next to Hillary Cacanando at Deutsche Bank.

Hillary Cacanando: You mentioned that market lease rates are continuing to go up. Do you think that there will be a point where airlines push back and say ‘no these rates are just too high, we're not taking them’ or from your experience, do you think it's more important for these airlines to get the aircraft and so they’ll take the aircraft even if it has a higher lease rate.

John Plueger: Hilary, thanks.

I'll take that. Hillary, I can tell you that for 39 years, airlines have consistently told me my lease rates are too high.

The short answer is no. The leasing element is a relatively small portion of the P&L cost to all airlines.

There still remains a competitive environment across lessors.

So airlines do have their choice.

But even a 10% increase in lease rates is absolutely nothing even to talk about.

So no, airlines will always say lease rates are getting too high, but the behavior of our placements and the continued appetite that we have and the deals we're achieving would argue otherwise.

Hillary Cacanando: Great. That's great to know.

Then recently, we saw Avolon buying the Castlelake portfolio, and it looks like there may be some other portfolios that could be up for sale. Just wanted to get your thoughts just regarding M&A and just consolidation, broader consolidation in the industry, either as an acquirer of another lessor, what your thoughts are there?

Then maybe even like as a seller, what your thoughts are on consolidation in the industry as a player?

John Plueger: Yes.

Steve, do you want to take that?

Steven Udvar-Hazy: Yes. I didn't quite get the full tone of the question.

Hillary Cacanando: I just wanted to get your thoughts on consolidation, like would you ever be interested in participating as an acquirer of another lessor?

Or even as a seller of maybe a piece of your portfolio?

Just kind of like just your thoughts on the consolidation aspects of the business.

Steven Udvar-Hazy: Yes. That's a good question.

So we're constantly selling packages of aircraft.

In many cases, those packages are meaningful to smaller lessors and investors and represent a significant growth in their portfolios of aircraft.

We have looked at every leasing company acquisition opportunity in the last 14 years.

And we have not found any thus far including those that were acquired, where the acquisition of those companies would have been accretive to our financial position.

We already have a very strong management team, very strong marketing and technical teams.

So we don't really need to acquire another company to gain that talent.

Secondly, none of the other lessors can replicate our order backlog because we bought those aircraft in large volumes at very nicely discounted prices in 2020, '21 and '22 at a time when people were not buying airplanes, they were in stress, and that's when we placed the bulk of our backlog orders.

So those things we cannot replicate using a third-party lessor.

So therefore, we have not really been able to pursue a transaction that made sense for us.

So we continue to sell assets, particularly our older assets at significant gains as you saw this past quarter, and we'll continue to enjoy the benefits of the aircraft that we ordered years ago where we're taking deliveries now at extremely attractive pricing that cannot be replicated by our competitors.

John Plueger: Hillary, I would just add to that, that we always, as a management team, as a board, we always continue to look at all opportunities on the M&A side as well.

I do think as the industry continues to grow, there's just going to be an ongoing consolidation naturally that has been and will continue to take place within the industry overall, especially as some of the smaller lessors consolidate and ramp up their scale and size.

So nothing unusual here.

Operator: We'll move next to Moshe Orenbuch at TD Cowen.

Moshe Orenbuch: Great. Maybe following up on a couple of the earlier questions, the 50 or so planes that you have that end their lease terms in 2025, that's up significantly from 2024. You mentioned that a lot of them will stay with the current lessors.

If those had been renegotiated during Covid, will the leases step back up?

Like how does that work?

And how should we think about -- I get there may not be end of lease revenues, but if they were to renegotiate it lower, will they go back to where they were pre that negotiation?

John Plueger: Yes. It's really simple.

We reprice to market.

We have to mutually agree on an extension rate.

That gives us a great opportunity to reprice the best that we possibly can to much more current market levels.

So it's not a question of like just going back to what it was pre-Covid, et cetera, it's, we want to take advantage of the strong market today and that's our focus.

Moshe Orenbuch: Got it.

Okay.

Well that's great.

I know you said that you didn't really want to talk, John, about the deliveries in 2025.

But maybe if you could just talk about some of the factors that have gone on in the last few months now that you've got the Boeing strike at least over in terms of the process, I guess of getting back to normal or more normal in terms of deliveries?

Maybe just talk about that a little bit further out than Q4.

John Plueger: Sure.

Look, on the risk side, one element that's in the back of our mind is while the Boeing strike is now over, we had a work stoppage for a prolonged period of time. That work stoppage flowed through to the second and third tier suppliers and with a lot of negative financial consequence. It could be that as we look forward - not today, not the airplanes that are already sitting in line, ready for delivery - but as you look forward three or four or five months, that may have a further impact on the supply chain to both Airbus and Boeing.

So I would say that is something we're looking at on the risk side.

On the positive side, we think Boeing is being very deliberate and being very careful on it's production resumption and with a super, super eye towards quality.

We applaud those efforts a lot.

If it means that the ramp-up is a little bit more delayed because of a focus on quality, so be it.

We count on quality.

Our aircraft customers count on quality.

Steve mentioned it earlier in his remarks as well and that applies to Airbus as well.

So hopefully, Boeing will be able to meet a reasonable acceleration timeframe.

I don't know what that's going to be. Perhaps it's a little quicker than what we might have originally considered.

But if not, so be it.

Operator: We'll take our next question from Stephen Trent at Citigroup.

Stephen Trent: I'm curious how you guys are thinking about sort of long-term optimal mix of free versus -- excuse me, fixed rate versus floating rate that I think you said it's currently 20% floating.

When you think about this over time, just trying to get a high-level handle on how you're thinking about locking in those spreads versus making a call at least in a tacit sense on where interest rates you think are going to go?

Gregory Willis: Sure.

I'll take that one.

Our long-term fixed / floating rate target has been 80-20 for at least 10, maybe 15 years.

We typically reserve that 20% floating rate debt for our revolver draws and bank financings to work as working capital to buy our plans from our orderbook.

Then we typically, as we approach, we've built a lot of liquidity and then we access the bond market to take those short-term borrowings out on a longer-term fixed rate basis.

That's how we've been running the business all along.

We had been running a little higher, but over time, we've reverted back to our long-term target of 80-20.

Stephen Trent: Appreciate that, Greg. And just one more as my follow-up. When you, not you guys, but the lease market around the world, you've had some events here and there with problem airlines per se, the most obvious one in Eastern Europe, of course.

But has anything in the market that you've seen over the last two years given you a sense that you may be taking a second look at your risk management policy. Any sort of sense as to whether you might pull the trigger more quickly, taking your lease team off an account and putting in a risk management team on to an account?

John Plueger: Look, that's something we manage daily and weekly here.

I mean there's really nothing new.

I think in our management and board level discussion, as I imagine in most global companies over the world, we are looking more at geopolitical risk, and take that very much into consideration.

We see a growing appetite for aircraft and opportunities, for example, in Central Asia. That is emerging stronger than it was a year or two or three ago.

And we think it's actually a pretty good area for development.

And we have reduced by design, our exposure in China quite substantially over the past four to five years because we started from a point where we were overinvested in China, and we've now come down considerably on that to less than 5%.

So I would say that we have an ongoing process here.

Broadly, the regional outlooks have not changed all that much.

Steve identified from IATA, for example, that the Asia Pacific region is showing the strongest growth at 19%.

So we're concentrating our efforts there and in Europe. The Middle East has been rapidly growing as well.

So I would just say it's part of our ongoing calculus.

With any and all political and geopolitical events, very much on the forefront as we go day by day and we'll be looking at that with, obviously as we enter a new administration in Washington D.C.

Gregory Willis: Just to add to that, John, I think it's no secret that our customer base is -- it's high yield in nature, and it has been for many, many years.

We've designed the business to deal with that, the credit quality of our customers by maintaining strong security packages. Having incredible asset diversification.

So our average customer hold is less than 1%.

Our average country exposure is less than 2%.

And I think it goes without saying our biggest credit mitigate itself is the aircraft that we have on our fleet, the youngest, most fuel efficient, most technologically advanced, highest in-demand aircraft. Those are assets that tend to be the best in times of stress with our airline customers. And right now we're sitting in a pretty good position, but we're always watching that to John's point.

Operator: We'll move next to Ronald Epstein at Bank of America.

Ronald Epstein: When would we expect to see the net interest margin reverse and start to rise?

Gregory Willis: I mean as I mentioned earlier, we haven't given guidance on long-term margins.

But I think as our lease yields continue to improve, the Fed continues to ease, the big question is what happens with the yield curve, but I think we're moving in the right direction.

So I think we'd like to see some expansion in the near term.

Ronald Epstein: Okay.

Then, I mean just for Steve and John, what's your thoughts on the possibility of a third OEM?

If there was a third OEM who could actually deliver airplanes right now and maybe that's just a pipe dream because everybody is held up by the supply chain. Would you be supportive of that or no?

Steven Udvar-Hazy: In some respects, yes, Ron. I mean we do have two number three OEMs right now. Neither one is on a scale or a level where they're truly able to compete in terms of quantities and breadth of customers, Embraer and COMAC.

So we're going to watch that carefully.

And to the extent Ron, that Boeing is not in a position right now from all appearances to launch in the near term in new family of aircraft to replace the 737, 757 size market, it could be tempting for someone to perhaps look at the feasibility of doing something that also has some technological leapfrogging of the A320neo family.

But that is a extremely difficult, complicated and capital intensive.

You know as well as I, right now the regulatory climate, both in the U.S. and Europe on new aircraft, are extremely difficult and challenging, even the A321neo XLR took a lot longer to certify.

Look at what's happened to the 737 MAX 7 which, to me, is probably the easiest derivative of the MAX 8 and Boeing has not been able to secure FAA certification, not even talking about the MAX 10 or the 777X.

So I think for a wealthy enterprise, like a Tesla, for example, to launch a new aircraft would be a very courageous and risky step.

So what we look forward to is perhaps Embraer looking at ways to draw upon the fact that they’ve already built a worldwide product support airline, AOG support, Spirit support organization, and if the can leverage that through some kind of a partnership with another entity, they could certainly become the number three player.

COMAC, I'd say we'll have to watch two things: what the geopolitical climate vis-a-vis China, the U.S. and Europe. Bear in mind that a big value portion of the 919 is U.S. and European manufactured equipment including the engines. And a lot of the avionics and landing gear and APU and so forth.

So that's one to watch. They certainly are committed to becoming a major player.

So that's going to take a long time for them to build up a global airline support organization, logistical network. Look how long it took Airbus – it probably took Airbus about 15 to 20 years to get to the scale that they needed to be at to compete with Douglas and Boeing at that time.

So it would be nice to see a third player to keep everybody honest.

But right now I'd say the headwinds, Ron, are greater than the tailwinds to do that. I don't know how you feel, but that's kind of summarizes our impression.

Operator: And there are no further questions at this time. Mr. Arnold, I'll turn the conference back over to you.

Jason Arnold: Thanks, Audra. Thank you, everyone, for participating in our third quarter call. We look forward to speaking to you again in February on our fourth quarter call. Operator, please disconnect the line and thank you again for your assistance.

Operator: You're welcome. This concludes today's conference call. You may now disconnect.